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                                                                     Exhibit 5.1

                  [Whiteford, Taylor & Preston LLP letterhead]

                                November 25, 2003

Board of Directors
Essex Corporation
9150 Guilford Road
Columbia, Maryland 21046

Ladies and Gentlemen:

         We have examined the registration statement on Form S-1, File No. 333-110287, as amended (the "Registration Statement"), of Essex Corporation, a Virginia corporation (the "Company"), filed with the Securities and Exchange Commission in connection with the public offering of up to 4.6 million shares, including shares to be issued upon exercise of the underwriters' over-allotment option (the "Shares"), of the Company's Common Stock, no par value per share, proposed to be offered by the Company and the Selling Shareholders identified in the Registration Statement.

         For purposes of this opinion letter, we have examined copies of the following documents:

         1. A copy of the Registration Statement.

         2. The Articles of Incorporation of the Company, as amended, certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

         3. The Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

         4. Resolutions of the Board of Directors of the Company adopted at a meeting held on October 30, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

         In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

         Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Shares to be sold by the Selling Shareholders are validly issued, fully paid, and non-assessable, and (ii) the Shares to be sold by the Company, when issued against payment therefore in connection with the offering, will be validly issued, fully paid and non-assessable. The opinion

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Board of Directors
November 25, 2003
Page 2

set forth herein is based as to matters of law solely on the Virginia Stock Corporation Act, as amended, all applicable provisions of the Virginia Constitution and reported judicial decisions interpreting these laws.

         This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ Whiteford, Taylor & Preston L.L.P.

                                          WHITEFORD, TAYLOR & PRESTON L.L.P.